EXHIBIT 11

TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                      Three Months Ended     Six Months Ended
                                        June 30, 1997         June 30, 1997
                                        1997      1996        1997    1996
                                      -----------------      ----------------
EARNINGS PER SHARE
 Net earnings available for common
 shares and common stock equivalent
 shares deemed to have a
 dilutive effect                     $243,101  $184,560     $472,041  $342,352
                                     ========  ========     ========  ========

 Primary earnings per share             $0.40     $0.30        $0.78     $0.55
                                        =====     =====        =====     =====

 Fully diluted earnings per share       $0.40     $0.30        $0.77     $0.55
                                        =====     =====        =====     =====

 Shares used in primary earnings
  per share computation
 Weighted average common shares
  outstanding                         610,316   613,775      608,788   621,193
                                     ========  ========     ========  ========

Shares used in fully diluted
 earnings per share computation
Weighted average common shares
 outstanding                          611,290   582,695      611,290   590,960

Additional potentially dilutive
 effect of stock options               36,926    31,894       36,926    31,894
                                     --------  --------     --------  --------
                                      648,216   614,589      648,216   622,854
                                     ========  ========     ========  ========

The weighted average common shares outstanding has been computed net of ESOP shares of 34,385 (1997) and 40,365 (1996).